                       SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.   20549

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


               Date of Report (Date of earliest event reported):
                      November 8, 1996 (November 5, 1996)



                            Sport Supply Group, Inc.
--------------------------------------------------------------------------------
           (Exact name of registrant as specified in its charter)


     Delaware                        1-10704                    75-2241783
-----------------                -----------------          -----------------
(State or other                  (Commission File            (IRS Employer
jurisdiction of                    Number)                  Identification No.)
incorporation)



               1901 Diplomat Drive, Farmers Branch, Texas  75234
--------------------------------------------------------------------------------
              (Address of principal executive offices) (Zip Code)


              Registrant's telephone number, including area code:
                                 (214) 484-9484


                               Not Applicable
--------------------------------------------------------------------------------
        (Former name or former address, if changed since last report)

Item 5.  Other Events

    On October 11, 1996, Emerson Radio Corp. ("Emerson"), a beneficial owner of approximately 670,000 shares of the Common Stock of Sport Supply Group, Inc. ("SSG"), delivered a written proposal to the Board of Directors of SSG, in which Emerson proposed to acquire a controlling interest in SSG (the "Original Proposal"). Under the terms of the Original Proposal, Emerson proposed to purchase from SSG an additional 1,333,333 shares of newly issued common stock, $.01 par value per share (the "Common Stock") of SSG at a purchase price of $6.00 per share (for an aggregate consideration of approximately $8 million) and proposed to purchase, for an aggregate consideration of $800, 5-year warrants to acquire an additional 1,333,333 shares of Common Stock at an exercise price of $6.50 per share, subject to adjustments. Had SSG accepted the Original Proposal, upon acquisition of such shares, but prior to the exercise of any of such warrants, Emerson would have owned approximately 25% of the outstanding shares of the Common Stock. Assuming exercise of all such warrants, Emerson would have owned approximately 35% of the outstanding shares of the Common Stock. Emerson also requested registration rights on the resale of the shares of Common Stock it would have owned, as well as on the exercise and resale of the shares of Common Stock it could have acquired under the warrants. In addition, Emerson proposed to arrange for foreign trade credit financing of $2 million for the benefit of SSG to supplement existing credit facilities.

    As part of Emerson's Original Proposal, SSG was required to cause a majority of the members of SSG's Board of Directors to consist of Emerson's designees. Emerson's Original Proposal contemplated that SSG's current Chairman of the Board and Chief Executive Officer would have resigned and been retained by SSG as a consultant, on terms to have been negotiated. Emerson would have caused SSG to comply with its current contractual obligations to such officer upon the change of control. All other members of senior management would have been retained. The Original Proposal was subject to various conditions, including negotiating and executing definitive documentation.

    The foregoing description of the Original Proposal is qualified in its entirety by reference to the Original Proposal. The Original Proposal is attached as an Exhibit to a Form 8-K that was filed by SSG with the Securities and Exchange Commission on October 22, 1996.

    On November 5, 1996, Emerson delivered to SSG a revised proposal (the "Revised Proposal"). Under the terms of the Revised Proposal, Emerson would purchase from SSG 1,714,286 shares of newly issued Common Stock of SSG at a purchase price of $7.00 per share (for an aggregate consideration of approximately $12 million cash). In addition, under the Revised Proposal, Emerson would purchase, for an aggregate consideration of $600, 5-year warrants to acquire an additional 1,000,000 shares of Common Stock at an exercise price of $7.50 per share, subject to adjustments. Based upon the number of shares of Common Stock outstanding on the date hereof and assuming the Revised Proposal is accepted in its current form, upon acquisition of such shares (but prior to the exercise of any of such warrants) Emerson would own approximately 28% of
the outstanding shares of Common Stock.   Emerson would own approximately 35%
of the outstanding shares of Common Stock upon exercise of all the warrants.

    Under the Revised Proposal, Emerson clarified its position with respect to language in the Original Proposal that appeared to require SSG's current Chairman of the Board and Chief Executive Officer to resign as an employee, officer, and director of SSG and each of its subsidiaries prior to closing. The Revised Proposal clarifies Emerson's intention to cause SSG to honor its contractual commitments to such officer, without any requirement that such officer resign or enter into a consulting agreement or non-competition agreement prior to closing. Emerson indicated its intent to pursue a revised arrangement with such officer, but the finalization of such arrangement would not be a condition to closing.

    Finally, the Revised Proposal contemplates that Emerson be paid a termination fee of $750,000, rather than $1,000,000 as contemplated by the Original Proposal, if a transaction with Emerson is not consummated for any reason except for the willful failure to close by Emerson. Except as modified in the Revised Proposal, the terms of the Original Proposal remain unchanged, except as may be modified in negotiation and set forth in definitive documentation executed by Emerson and SSG. A Special Committee of Directors formed by SSG's Board of Directors is reviewing the Revised Proposal and has arranged to meet with representatives from Emerson.





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    Any description or disclosure made in this Form 8-K with respect to the
Revised Proposal is qualified in its entirety by reference to the Revised Proposal. The Revised Proposal is attached hereto as an Exhibit and is incorporated herein by reference.

    On a matter unrelated to Emerson's proposals, effective October 30, 1996, SSG's Principal Accounting and Financial Officer resigned from SSG. SSG is currently seeking to hire a Chief Financial Officer.


(a) Exhibits


    Exhibits Index:

                 DESCRIPTION OF EXHIBIT
                 ----------------------
    5(a)         Letter to Sport Supply Group, Inc.
                 from Emerson Radio Corp. dated
                 November 5, 1996





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                                   SIGNATURE



         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                               Sport Supply Group, Inc.




Date:  November 8, 1996                        By: /s/ Michael J. Blumenfeld
                                                   ----------------------------
                                                   Michael J. Blumenfeld
                                                   Chairman of the Board and
                                                   Chief Executive Officer





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                              INDEX TO EXHIBITS


EXHIBIT
NUMBER              DESCRIPTION
-------             -----------
      5(a)       Letter to Sport Supply Group, Inc.
                 from Emerson Radio Corp. dated
                 November 5, 1996
